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      As filed with the Securities and Exchange Commission on July 13, 2000
                                                      Registration No. 000-11685


                                    FORM 8-A

                                 AMENDMENT NO.1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              RADYNE COMSTREAM INC.
               (Exact name of registrant as specified in charter)


         Delaware                                              11-2569467
 (State of incorporation                                   (I.R.S. Employer
    or organization)                                     Identification Number)


                              3138 E. ELWOOD STREET
                           PHOENIX, ARIZONA 85072-2132
               (Address of Principal Executive Offices) (Zip Code)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

     Title of Each Class
     to be so Registered
     -------------------

Common Stock, $.001 par value


      On July 7, 2000 we completed a reincorporation merger from New York to Delaware. As
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a result, the terms of our capital stock were altered. We hereby amend the items, exhibits and portions of our registration statement on Form 8-A (file no. 000-11685, dated as of March 8, 1984) as set forth in the pages attached hereto:

Item 1.

Description of Securities to be Registered.

      Under our certificate of incorporation the company is authorized to issue 50,000,000 shares of common stock, par value $.001 per share. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the registrant, holders of common stock would be entitled to share in the assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

RESTRICTIVE PROVISIONS OF OUR BYLAWS AND CERTIFICATE OF INCORPORATION

      Our certificate of incorporation precludes an interested stockholder, generally a holder of 15% of our common stock, from engaging in a merger, asset sale or other business combination with us for a period of 3 years after the date of the transaction in which the person became an interested stockholder, unless one of the following occurs:

- prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

- the stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding shares held by directors who were also officers or held in certain employee stock plans, upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

- the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

      Our bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders meeting must give notice of any proposals or nominations within a specified time frame. In addition, the bylaws provide that we will hold a special meeting of stockholders only if a majority of our directors or the President calls the meeting or if the holders of a majority of the votes entitled to be cast at the meeting make a written demand for the meeting. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. For us to include a proposal in our
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annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission.


Item 2.

Exhibits.

3.1  Certificate of Incorporation of the Registrant

3.2  Bylaws of the Registrant
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                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 13, 2000.



                                   RADYNE COMSTREAM INC.



                                   By:  /s/ Robert C. Fitting
                                        --------------------------------------
                                        Robert C. Fitting
                                        Chief Executive Officer



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                                 Exhibit Index


Exhibits.
---------
3.1         Certificate of Incorporation of the Registrant

3.2         Bylaws of the Registrant